UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. __)1

                                AURORA FOODS INC.
                                -----------------
                                (Name of issuer)


                     Common Stock, par value $0.01 per share
                         ------------------------------
                         (Title of class of securities)

                                   05164B 10 6
                                 --------------
                                 (CUSIP NUMBER)

                                December 31, 1998
             -------------------------------------------------------
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |X| Rule 13d-1 (d)

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------
      CUSIP No. 05164B 10 6                    13G
----------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         McCown De Leeuw & Co. III, L.P.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                        (b) |X|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         California, United States of America
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    9,635,179
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
                                    0
                             ------ --------------------------------------------
OWNED BY EACH                7      SOLE DISPOSITIVE POWER
                                    5,897,598
                             ------ --------------------------------------------
REPORTING PERSON WITH        8      SHARED DISPOSITIVE POWER
                                    0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,635,179
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     |X|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         14.4%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
-------- -----------------------------------------------------------------------

----------------------------------                               ---------------
      CUSIP No. 05164B 10 6                    13G
----------------------------------                               ---------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         MDC Management Company III, L.P.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                        (b) |X|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         California, United States of America
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES                5      SOLE VOTING POWER
                                       10,053,866
                                ------ -----------------------------------------
BENEFICIALLY                    6      SHARED VOTING POWER
                                       0
                                ------ -----------------------------------------
OWNED BY EACH                   7      SOLE DISPOSITIVE POWER
                                       6,316,285
                                ------ -----------------------------------------
REPORTING PERSON WITH           8      SHARED DISPOSITIVE POWER
                                       0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,053,866
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     |X|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         15.0%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
-------- -----------------------------------------------------------------------

----------------------------------                               ---------------
      CUSIP No. 05164B 10 6                    13G
----------------------------------                               ---------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         McCown De Leeuw & Co. III (Europe), L.P.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                        (b) |X|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Bermuda
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    418,687
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
                                    0
                             ------ --------------------------------------------
OWNED BY EACH                7      SOLE DISPOSITIVE POWER
                                    418,687
                             ------ --------------------------------------------
REPORTING PERSON WITH        8      SHARED DISPOSITIVE POWER
                                    0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         418,687
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     |X|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         .6%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
-------- -----------------------------------------------------------------------

----------------------------------                               ---------------
      CUSIP No. 05164B 10 6                    13G
----------------------------------                               ---------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         McCown De Leeuw & Co. III (Asia), L.P.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Bermuda
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES         5      SOLE VOTING POWER
                                98,124
                         ------ ------------------------------------------------
BENEFICIALLY             6      SHARED VOTING POWER
                                0
                         ------ ------------------------------------------------
OWNED BY EACH            7      SOLE DISPOSITIVE POWER
                                98,124
                         ------ ------------------------------------------------
REPORTING PERSON WITH    8      SHARED DISPOSITIVE POWER
                                0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         98,124
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         .1%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
-------- -----------------------------------------------------------------------

----------------------------------                               ---------------
      CUSIP No. 05164B 10 6                    13G
----------------------------------                               ---------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         MDC Management Company IIIA, L.P.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         California, United States of America
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES            5      SOLE VOTING POWER
                                   98,124
                            ------ ---------------------------------------------
BENEFICIALLY                6      SHARED VOTING POWER
                                   0
                            ------ ---------------------------------------------
OWNED BY EACH               7      SOLE DISPOSITIVE POWER
                                   98,124
                            ------ ---------------------------------------------
REPORTING PERSON WITH       8      SHARED DISPOSITIVE POWER
                                   0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         98,124
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         .1%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
-------- -----------------------------------------------------------------------

----------------------------------                               ---------------
      CUSIP No. 05164B 10 6                    13G
----------------------------------                               ---------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Gamma Fund LLC
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         California, United States of America
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES                  5      SOLE VOTING POWER
                                         127,571
                                  ------ ---------------------------------------
BENEFICIALLY                      6      SHARED VOTING POWER
                                         0
                                  ------ ---------------------------------------
OWNED BY EACH                     7      SOLE DISPOSITIVE POWER
                                         127,571
                                  ------ ---------------------------------------
REPORTING PERSON WITH             8      SHARED DISPOSITIVE POWER
                                         0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         127,571
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         .2%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         OO
-------- -----------------------------------------------------------------------

----------------------------------                               ---------------
      CUSIP No. 05164B 10 6                    13G
----------------------------------                               ---------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         McCown De Leeuw & Co. IV, L.P.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         California, United States of America
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    5,885,400
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
                                    0
                             ------ --------------------------------------------
OWNED BY EACH                7      SOLE DISPOSITIVE POWER
                                    5,885,400
                             ------ --------------------------------------------
REPORTING PERSON WITH        8      SHARED DISPOSITIVE POWER
                                    0
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,885,400
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.8%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
-------- -----------------------------------------------------------------------

------------------------------------                             ---------------
       CUSIP No. 05164B 10 6                    13G
------------------------------------                             ---------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         MDC Management Company IV, LLC
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         California, United States of America
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    6,009,502
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
                                    0
                             ------ --------------------------------------------
OWNED BY EACH                7      SOLE DISPOSITIVE POWER
                                    6,009,502
                             ------ --------------------------------------------
REPORTING PERSON WITH        8      SHARED DISPOSITIVE POWER
                                    0
-----------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,009,502
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.0%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         OO
-------- -----------------------------------------------------------------------

----------------------------------                               ---------------
      CUSIP No. 05164B 10 6                    13G
----------------------------------                               ---------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Delta Fund LLC
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         California, United States of America
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    95,308
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
                                    0
                             ------ --------------------------------------------
OWNED BY EACH                7      SOLE DISPOSITIVE POWER
                                    95,308
                             ------ --------------------------------------------
REPORTING PERSON WITH        8      SHARED DISPOSITIVE POWER
                                    0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         95,308
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         .1%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         OO
-------- -----------------------------------------------------------------------

----------------------------------                               ---------------
      CUSIP No. 05164B 10 6                    13G
----------------------------------                               ---------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         McCown De Leeuw & Co. IV Associates, L.P.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         California, United States of America
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES              5      SOLE VOTING POWER
                                     124,102
                              ------ -------------------------------------------
BENEFICIALLY                  6      SHARED VOTING POWER
                                     0
                              ------ -------------------------------------------
OWNED BY EACH                 7      SOLE DISPOSITIVE POWER
                                     124,102
                              ------ -------------------------------------------
REPORTING PERSON WITH         8      SHARED DISPOSITIVE POWER
                                     0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         124,102
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         .2%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
-------- -----------------------------------------------------------------------

----------------------------------                               ---------------
      CUSIP No. 05164B 10 6                    13G
----------------------------------                               ---------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         David E. De Leeuw
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    16,384,371
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
                                    0
                             ------ --------------------------------------------
OWNED BY EACH                7      SOLE DISPOSITIVE POWER
                                    12,646,790
                             ------ --------------------------------------------
REPORTING PERSON WITH        8      SHARED DISPOSITIVE POWER
                                    0
-----------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,384,371
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         24.4%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
-------- -----------------------------------------------------------------------

----------------------------------                               ---------------
      CUSIP No. 05164B 10 6                    13G
----------------------------------                               ---------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Charles Ayres
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    16,384,371
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
                                    0
                             ------ --------------------------------------------
OWNED BY EACH                7      SOLE DISPOSITIVE POWER
                                    12,646,790
                             ------ --------------------------------------------
REPORTING PERSON WITH        8      SHARED DISPOSITIVE POWER
                                    0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,384,371
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         24.4%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
-------- -----------------------------------------------------------------------

----------------------------------                               ---------------
      CUSIP No. 05164B 10 6                    13G
----------------------------------                               ---------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Tyler T. Zachem
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |X|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    16,384,371
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
                                    0
                             ------ --------------------------------------------
OWNED BY EACH                7      SOLE DISPOSITIVE POWER
                                    12,646,790
                             ------ --------------------------------------------
REPORTING PERSON WITH        8      SHARED DISPOSITIVE POWER
                                    0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,384,371
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |X|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         24.4%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
-------- -----------------------------------------------------------------------

ITEM 1(A).  NAME OF ISSUER:

            Aurora Foods Inc. (the "Issuer")

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:

            456 Montgomery Street
            Suite 2200
            San Francisco, California 94104

ITEM 2(A).  NAMES OF PERSONS FILING:

            The undersigned hereby file this report on Schedule 13G on behalf of McCown De Leeuw & Co. III, L.P. ("MDC III"), MDC Management Company III, L.P. ("MDC Management III"), McCown De Leeuw & Co. III (Europe), L.P. ("MDC III (Europe)"), McCown De Leeuw & Co. III (Asia), L.P. ("MDC III (Asia)"), MDC Management Company IIIA, L.P. ("MDC Management IIIA"), Gamma Fund LLC ("Gamma Fund"), McCown De Leeuw & Co. IV, L.P. ("MDC IV"), MDC Management Company IV, LLC ("MDC Management IV"), Delta Fund LLC ("Delta Fund"), McCown De Leeuw & Co. IV Associates, L.P. ("MDC IVA"), David E. De Leeuw, Charles Ayres and Tyler T. Zachem. MDC III, MDC Management III, MDC III (Europe), MDC III (Asia), MDC Management IIIA, Gamma Fund, MDC IV, MDC Management IV, Delta Fund, MDC IVA, David E. De Leeuw, Charles Ayres and Tyler T. Zachem are sometimes hereinafter referred to collectively as the "Reporting Persons" or individually as a "Reporting Person."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            The principal business office of MDC III, MDC Management III, MDC III (Europe), MDC III (Asia), MDC Management IIIA, Gamma Fund, MDC IV, MDC Management IV, Delta Fund and MDC IVA is 3000 Sand Hill Road, Building 3, Suite 290, Menlo Park, California 94025.

            The principal business office of David E. De Leeuw, Charles Ayres and Tyler T. Zachem is McCown De Leeuw & Co., Inc., 65 E. 55th Street, New York, New York 10022.

ITEM 2(C).  CITIZENSHIP:

            MDC III, MDC Management III, MDC Management IIIA, MDC IV and MDC IVA are all California limited partnerships. MDC III (Europe) and MDC III (Asia) are Bermuda limited partnerships. Gamma Fund, MDC Management IV and Delta Fund are California limited liability companies. David E. De Leeuw, Charles Ayres and Tyler T. Zachem are citizens of the United States of America.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.01 per share

ITEM 2(E).  CUSIP NUMBER:

            05164B 10 6

ITEM 3.     Not applicable.

ITEM 4.     OWNERSHIP.

                                              Amount       Percent of    Sole Voting     Shared Voting        Sole          Shared
                                           Beneficially       Class         Power            Power        Dispositive    Dispositive
                                              Owned                                                           Power          Power
McCown De Leeuw & Co. III, L.P.<F2>          9,635,179       14.4%         9,635,179           0             5,897,598        0
MDC Management Company III, L.P.<F3>        10,053,866       15.0%        10,053,866           0             6,316,285        0
McCown De Leeuw & Co. III (Europe), L.P.       418,687         .6%           418,687           0               418,687        0
McCown De Leeuw & Co. III (Asia), L.P.          98,124         .1%            98,124           0                98,124        0
MDC Management Company IIIA, L.P.<F4>           98,124         .1%            98,124           0                98,124        0
Gamma Fund LLC                                 127,571         .2%           127,571           0               127,571        0
McCown De Leeuw & Co. IV, L.P.               5,885,400        8.8%         5,885,400           0             5,885,400        0
MDC Management Company IV, LLC<F5>           6,009,502        9.0%         6,009,502           0             6,009,502        0
Delta Fund LLC                                  95,308         .1%            95,308           0                95,308        0
McCown De Leeuw & Co. IV Associates, L.P.      124,102         .2%           124,102           0               124,102        0
David E. De Leeuw<F6>                       16,384,371       24.4%        16,384,371           0            12,646,790        0
Charles Ayres<F7>                           16,384,371       24.4%        16,384,371           0            12,646,790        0
Tyler T. Zachem<F8>                         16,384,371       24.4%        16,384,371           0            12,646,790        0

<F2>   Includes  3,737,581  shares of Common  Stock  held by  California  Public
Employees Retirement System for which MDC III has an irrevocable proxy which provides the power to vote all of the securities held by California Public Employees Retirement System.

<F3>   Includes  9,635,179  shares owned or controlled by MDC III, an investment partnership whose general partner is MDC Management III and 418,687 shares owned by MDC III (Europe), an investment partnership whose general partner is MDC Management III.

<F4>   Includes 98,124 shares owned by MDC III (Asia), an investment partnership whose general partner is MDC Management IIIA.

<F5>   Includes  5,885,400  shares  owned by MDC IV, an  investment  partnership whose general partner is MDC Management IV and 124,102 shares owned by MDC IVA, an investment partnership whose general partner is MDC Management IV.

<F6>   Includes 9,635,179 shares of Common Stock owned or controlled by MDC III, an investment partnership whose general partner is MDC Management III, 418,687 shares of Common Stock owned by MDC III (Europe), an investment partnership whose general partner is MDC Management III, 98,124 shares of Common Stock owned by MDC III (Asia), an investment partnership whose general partner is MDC Management IIIA, 127,571 shares of Common Stock owned by Gamma Fund LLC, a California limited liability company, 5,885,400 shares of Common Stock owned by MDC IV, an investment partnership whose general partner is MDC Management IV, 95,308 shares of Common Stock owned by Delta Fund LLC, a California limited liability company and 124,102 shares of Common Stock owned by MDC IVA, an investment partnership whose general partner is MDC Management IV. Mr. De Leeuw is a managing general partner of each of MDC Management III and MDC Management IIIA, a managing member of MDC Management IV and a member of Gamma Fund and Delta Fund. Mr. De Leeuw has no direct ownership of any shares of Common Stock except to the extent of his proportionate partnership interest in MDC Management III and MDC Management IIIA and membership interest in MDC Management IV, Gamma Fund and Delta Fund.

<F7>   Includes 9,635,179 shares of Common Stock owned or controlled by MDC III, an investment partnership whose general partner is MDC Management III, 418,687 shares of Common Stock owned by MDC III (Europe), an investment partnership whose general partner is MDC Management III, 98,124 shares of Common Stock owned by MDC III (Asia), an investment partnership whose general partner is MDC Management IIIA, 127,571 shares of Common Stock owned by Gamma Fund LLC, a California limited liability company, 5,885,400 shares of Common Stock owned by MDC IV, an investment partnership whose general partner is MDC Management IV, 95,308 shares of Common Stock owned by Delta Fund LLC, a California limited liability company and 124,102 shares of Common Stock owned by MDC IVA, an investment partnership whose general partner is MDC Management IV. Mr. Ayres is a general partner of each of MDC Management III and MDC Management IIIA, a managing member of MDC Management IV and a member of Gamma Fund and Delta Fund. Mr. Ayres has no direct ownership of any shares of Common Stock except to the extent of his proportionate partnership interest in MDC Management III and MDC Management IIIA and membership interest in MDC Management IV, Gamma Fund and Delta Fund.

<F8>   Includes 9,635,179 shares of Common Stock owned or controlled by MDC III, an investment partnership whose general partner is MDC Management III, 418,687 shares of Common Stock owned by MDC III (Europe), an investment partnership whose general partner is MDC Management III, 98,124 shares of Common Stock owned by MDC III (Asia), an investment partnership whose general partner is MDC Management IIIA, 127,571 shares of Common Stock owned by Gamma Fund LLC, a California limited liability company, 5,885,400 shares of Common Stock owned by MDC IV, an investment partnership whose general partner is MDC Management IV, 95,308 shares of Common Stock owned by Delta Fund LLC, a California limited liability company and 124,102 shares of Common Stock owned by MDC IVA, an investment partnership whose general partner is MDC Management IV. Mr. Zachem is a general partner of each of MDC Management III and MDC Management IIIA, a managing member of MDC Management IV and a member of Gamma Fund and Delta Fund. Mr. Zachem has no direct ownership of any shares of Common Stock except to the extent of his proportionate partnership interest in MDC Management III and MDC Management IIIA and membership interest in MDC Management IV, Gamma Fund and Delta Fund.

       In addition to the above, the voting members of Gamma Fund LLC and Delta Fund LLC are George E. McCown, David E. De Leeuw, David E. King, Robert B. Hellman, Jr., Charles Ayres, and Steven A. Zuckerman, who are also the only general partners of MDC Management III and MDC Management IIIA and the only managing members of MDC Management IV. Voting and dispositive decisions regarding the securities are made by Mr. McCown and Mr. De Leeuw, as Managing General Partners of each of MDC Management III and MDC Management IIIA who together have more than the required two-thirds-in-interest vote of the Managing General Partners necessary to effect such decision on behalf of such entity and by a vote or consent of all of the managing members of MDC Management IV. Voting and dispositive decisions regarding securities owned by Delta Fund and Gamma Fund are made by a vote or consent of a majority in number of the voting members of Gamma Fund and Delta Fund. Messrs. McCown, De Leeuw, King, Hellman, Ayres and Zuckerman have no direct ownership of any securities and disclaim beneficial ownership of such shares except, in the case of Gamma Fund and Delta Fund, to the extent of their proportionate membership interests. Except to the extent set forth above, each Reporting Person disclaims beneficial ownership of any shares of Issuer's Common Stock held by any of the other Reporting Persons. Each Reporting Person disclaims participation in any "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) with respect to the securities of the Issuer; however, in the event a group were to be found to exist with respect to the Issuer, each Reporting Person could be deemed to be the beneficial owner of the shares beneficially owned by the other Reporting Persons, which beneficial ownership would total 16,384,371 shares of the Issuer's Common Stock.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Under certain circumstances set forth in the partnership agreements or the operating agreement, as the case may be, of the Reporting Persons, the general partners, limited partners and/or the members of each of the Reporting Persons have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of the Issuer owned by each of the Reporting Persons.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person is acting with any other Reporting Person as a member of a "group" with respect to the securities of the Issuer for purposes of Section 13(d) of the Securities Exchange Act and the rules and regulations thereunder, or for any other purpose, and the existence of any such "group" is expressly disclaimed hereby. The agreement required by Rule 13d-1(k)(1) is attached hereto as Exhibit A.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not applicable.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1999



                                       MCCOWN DE LEEUW & CO. III, L.P.

                                       By:  MDC MANAGEMENT COMPANY III,
                                              L.P., its General Partner


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  General Partner


                                       MDC MANAGEMENT COMPANY III, L.P.


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  General Partner


                                       MCCOWN DE LEEUW & CO. III (EUROPE), L.P.

                                       By:  MDC MANAGEMENT COMPANY III,
                                              L.P., its General Partner


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  General Partner


                                       MCCOWN DE LEEUW & CO. III (ASIA), L.P.

                                       By:  MDC MANAGEMENT COMPANY IIIA,
                                              L.P., its General Partner


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  General Partner


                                        MDC MANAGEMENT COMPANY IIIA, L.P.


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  General Partner


                                       GAMMA FUND LLC


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  Member


                                       MCCOWN DE LEEUW & CO. IV, L.P.

                                       By:  MDC MANAGEMENT COMPANY IV,
                                              LLC, its General Partner


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  Member


                                       MDC MANAGEMENT COMPANY IV, LLC


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  Member


                                       DELTA FUND LLC


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  Member


                                       MCCOWN DE LEEUW & CO. IV ASSOCIATES, L.P.

                                       By:  MDC MANAGEMENT COMPANY IV,
                                              LLC, its General Partner


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  Member


                                            /s/ David E. De Leeuw
                                          --------------------------------------
                                          David E. De Leeuw


                                            /s/ Charles Ayres
                                          --------------------------------------
                                          Charles Ayres


                                            /s/ Tyler T. Zachem
                                          --------------------------------------
                                          Tyler T. Zachem

                                    EXHIBIT A

            Pursuant to Rule 13d-1(k)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, the undersigned agree that the statement to which this Exhibit is attached is filed on behalf of them.


                                       MCCOWN DE LEEUW & CO. III, L.P.

                                       By:  MDC MANAGEMENT COMPANY III,
                                              L.P., its General Partner


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  General Partner


                                       MDC MANAGEMENT COMPANY III, L.P.


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  General Partner


                                       MCCOWN DE LEEUW & CO. III (EUROPE), L.P.

                                       By:  MDC MANAGEMENT COMPANY III,
                                              L.P., its General Partner


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  General Partner


                                       MCCOWN DE LEEUW & CO. III (ASIA), L.P.

                                       By:  MDC MANAGEMENT COMPANY IIIA,
                                              L.P., its General Partner


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  General Partner


                                       MDC MANAGEMENT COMPANY IIIA, L.P.


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  General Partner


                                       GAMMA FUND LLC


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  Member


                                       MCCOWN DE LEEUW & CO. IV, L.P.

                                       By:  MDC MANAGEMENT COMPANY IV,
                                              LLC, its General Partner


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  Member


                                       MDC MANAGEMENT COMPANY IV, LLC


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  Member


                                       DELTA FUND LLC


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  Member


                                       MCCOWN DE LEEUW & CO. IV ASSOCIATES, L.P.

                                       By:  MDC MANAGEMENT COMPANY IV,
                                              LLC, its General Partner


                                       By:  /s/ David E. De Leeuw
                                          --------------------------------------
                                          Name:   David E. De Leeuw
                                          Title:  Member


                                            /s/ David E. De Leeuw
                                          --------------------------------------
                                          David E. De Leeuw


                                            /s/ Charles Ayres
                                          --------------------------------------
                                          Charles Ayres


                                            /s/ Tyler T. Zachem
                                          --------------------------------------
                                          Tyler T. Zachem